Exhibit 4.3

WARRANT AMENDMENT

THIS WARRANT AMENDMENT (the “Amendment”) is made and entered into effective as of June 28, 2011, between Luca Technologies Inc., a Delaware corporation (the “Company”), and SVB Financial Group (“Holder”).

Recitals

WHEREAS, the Company and Holder are parties to a warrant to purchase stock dated April 30, 2008 (the “Warrant”), pursuant to which Holder may acquire, as of the date hereof, 13,992 shares, subject to adjustment, of the Company’s Series B preferred stock, par value $.001 per share;

WHEREAS, the Company is presently contemplating the offer and sale of shares of its common stock, par value $.001 per share (the “Common Stock”), in an underwritten initial public offering (the “IPO”);

WHEREAS, the Company and Holder desire to amend the warrant as set forth herein; and

WHEREAS, Section 5.6 of the Warrant requires the prior written consent of both the Company and Holder to change the terms of the Warrant.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Amendment.

a.	Clause (b) of Section 3.2 of the Warrant is hereby deleted in its entirety.

b.	A new Section 5.13 is hereby added to the Warrant, which Section 5.13 shall read in its entirety as follows:

“5.13 Early Termination. At any time prior to the Expiration Date, if the Company shall make an initial filing with the Securities and Exchange Commission regarding an IPO, then the Company shall provide to Holder at least five (5) business days prior to the launch of the IPO written notice of such IPO, and this Warrant shall terminate unless exercised prior to the pricing of the IPO. Notwithstanding the foregoing, if such IPO price is below the exercise price of the Warrant, such Warrant will not terminate if not exercised. Any exercise of the Warrant pursuant to this Section 5.13 may be conditioned upon the consummation of the IPO at a price above the exercise price of this Warrant.”

2. Waiver of Registration Rights. The Holder hereby waives any rights it may have to require registration of Common Stock in connection with the filing of the registration statement relating to the IPO, including the right to notice pursuant to Clause (e) of Section 3.2 of the Warrant and to require registration pursuant to Section 3.3 of the Warrant.

3. Except as expressly provided herein, the Warrant shall remain in full force and effect.

4. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

5. This Amendment may be executed in counterpart, each of which shall be deemed to be an original, and both of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Holder have caused this Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

LUCA TECHOLOGIES INC.

By:	/s/ Brian J. Cree
Name:	Brian J. Cree
Title:	Chief Operating Officer and Chief Financial Officer

SVB Financial Group

By:	/s/ Michael D. Krose
Name:	Michael D. Krose
Title:	Treasurer

[SIGNATURE PAGE TO WARRANT AMENDMENT]